UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 333-43061

                      DANONE WATERS OF NORTH AMERICA INC./
                     LES EAUX DANONE D'AMERIQUE DU NORD INC.
                      (Successor by way of amalgamation to
                    SPARKLING SPRING WATER HOLDINGS LIMITED)
                      (Successor by way of amalgamation to
                      SPARKLING SPRING WATER GROUP LIMITED)
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             (Exact name of registrant as specified in its charter)


                            1200 Britannia Road East
                              Mississauga, Ontario
                                 L4W 4T5 CANADA
                                 (905) 795-6500
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                   11 1/2% Senior Subordinated Notes due 2007

             Guarantee of 11 1/2% Senior Subordinated Notes due 2007
      ---------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
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              (Titles of all other classes of securities for which
                   a duty to file reports under section 13(a)
                                or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       [  ]     Rule 12h-3(b)(1)(i)   [  ]
          Rule 12g-4(a)(1)(ii)      [  ]     Rule 12h-3(b)(1)(ii)  [  ]
          Rule 12g-4(a)(2)(i)       [  ]     Rule 12h-3(b)(2)(i)   [  ]
          Rule 12g-4(a)(2)(ii)      [  ]     Rule 12h-3(b)(2)(ii)  [  ]
                                             Rule 15d-6            [X]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Danone Waters of North America Inc./Les Eaux Danone D'Amerique du Nord Inc. (Successor by way of amalgamation to Sparkling Spring Water Holdings Limited) (Successor by way of amalgamation to Sparkling Spring Water Group Limited)) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    DANONE WATERS OF NORTH AMERICA INC./
                                    LES EAUX DANONE D'AMERIQUE DU NORD INC.
                                    (Successor by way of amalgamation to
                                    SPARKLING SPRING WATER HOLDINGS LIMITED)
                                    (Successor by way of amalgamation to
                                    SPARKLING SPRING WATER GROUP LIMITED)



Dated:  March 6, 2003               By: /s/ Pascal Billieres
                                        -----------------------------
                                        Name:  Pascal Billieres
                                        Title: President